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                                                                     EXHIBIT 5.1


                 [LETTERHEAD OF DRINKER BIDDLE AND REATH LLP]


                                 April 15, 1998


MEDIQ Incorporated
ONE MEDIQ Plaza
Pennsauken, NJ 08110

Gentlemen:

     We have acted as counsel to MEDIQ Incorporated (the "Company") in connection with the registration of an aggregate of 10,000,000 shares of Series A 13% Cumulative Preferred Stock, $.01 par value, of the Company (the "MEDIQ Preferred Stock"), pursuant to a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed merger (the "Merger") of MQ Acquisition Corporation ("MQ") with and into the Company pursuant to the Agreement and Plan of Merger, dated as of January 14, 1998, by and between the Company and MQ, included as Annex A to the Registration Statement (the "Merger Agreement"). In the Merger, each outstanding share of common stock, par value $1.00 per share, of the Company and each outstanding share of Series A preferred stock, par value $.50 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares held directly or indirectly by MQ or the Company, the Rotko Rollover Shares (as defined in the Merger Agreement) and dissenting shares) will be converted into the right to receive $13.75 in cash, without interest, and .075 of a share of MEDIQ Preferred Stock.

     In connection herewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation and the bylaws of the Company, each as amended through the date hereof, certain resolutions of the Company's board of directors, the Registration Statement, the proposed Certificate of Merger, the Merger Agreement, and such other documents and records, and have made such other investigations, as we considered necessary or appropriate for the purposes of this opinion. This opinion is based exclusively on the General Corporation Law of the State of Delaware.


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MEDIQ Incorporated
April 15, 1998
Page 2


    In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

    Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that the shares of MEDIQ Preferred Stock being registered pursuant to the Registration Statement, when issued in accordance with the terms of Merger Agreement and as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion is rendered solely for your benefit in connection with the foregoing. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                       Very truly yours,



                                       /s/ DRINKER BIDDLE & REATH LLP